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                                                                    Exhibit 10.1

                  CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

         This Agreement ("Agreement") is made as of December 16, 2002 by and between Harris Interactive Inc. ("Harris"), a Delaware corporation with offices at 60 Corporate Woods, Rochester, New York 14623, and Gordon S. Black ("Black"), an individual with an address of 4747 W. Lake Road, Canandaigua, New York 14424.

         WHEREAS, Black has been and continues to be employed by Harris as its Chairman and Chief Executive Officer, and

         WHEREAS, Black and Harris entered into a Confidentiality and Non-Competition Agreement dated as of September 1, 1999 (the "Non-Compete Agreement"), and

         WHEREAS, the parties desire to replace the Non-Compete Agreement and to set forth in writing their mutual agreements regarding the continued employment of Black,

         NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

         "Base Salary" means $300,000 per annum, or such higher base salary as may hereafter be approved by the Board of Directors.

         "Bonus" shall mean non-salary, discretionary cash compensation, whether paid under a performance-based bonus plan or otherwise.

         "Cause" means Black's: (a) refusal to perform, failure to perform, or misconduct in the performance of, the duties set forth in Section 3 hereof provided that such refusal, failure, or misconduct is material and has continued after Harris has given Black fifteen days written notice specifying the same in reasonable detail, and further provided that failure to perform by reason of Disability shall not be Cause, (b) overt and willful disobedience of lawful orders or directives issued by the Board of Directors of Harris that are within the scope of Black's duties to Harris, provided that such overt and willful disobedience has continued after Harris has given Black fifteen days' written notice specifying the same in reasonable detail, (c) conviction or of commission of any felony, whether or not related to performance of duties under this Agreement, (d) commission of any other illegal act if committed in connection with the performance of duties for Harris if such act could reasonably tend to bring Harris or Black into disrepute in the community, (e) breach of the material terms of this Agreement provided, however, in the case of any breach that is curable in all material respects, such breach has continued uncured after Harris has given Black fifteen days' written notice specifying the same in reasonable detail, and/or (f) material violation of Harris's written rules, regulations or policies provided that such violation has continued after Harris has given Black fifteen days written notice specifying the same in reasonable detail.

         "Change in Control" means the occurrence of any of the following events:

                  (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Harris (not including in the securities beneficially owned by such Person any securities acquired directly from Harris or its Affiliates) representing 50% or more of the combined voting power of Harris's then outstanding securities; or

                  (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving as directors of Harris: individuals who, on the date hereof, constitute the Board of

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         Directors of Harris and any new director (other than a director whose initial assumption of office is in connection with the settlement of an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Harris) whose appointment or election by the Board of Directors of Harris or nomination for election by Harris's stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

                  (iii) there is consummated a merger or consolidation of Harris or any direct or indirect subsidiary of Harris with any other corporation or entity, other than (A) a merger or consolidation which would result in the voting securities of Harris outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any Parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Harris or any subsidiary of Harris, at least 50% of the combined voting power of the securities of Harris, such surviving entity or any Parent thereof outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected solely to implement a recapitalization of Harris (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Harris (not including in the securities beneficially owned by such Person any securities acquired directly from Harris or its Affiliates) representing 50% or more of the combined voting power of Harris's then outstanding securities; or

                  (iv) the stockholders of Harris approve a plan of complete liquidation or dissolution of Harris, or there is consummated a sale or disposition by Harris or any of its subsidiaries of any assets which individually or as part of a series of related transactions constitute all or substantially all of Harris's consolidated assets, other than any such sale or disposition to an entity at least 50% of the combined voting power of the voting securities of which stockholders of Harris are Beneficial Owners in substantially the same proportions as their Beneficial Ownership of the voting securities of Harris immediately prior to such sale or disposition.

         As used herein, "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act; "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time; "Parent" shall mean any entity that becomes the Beneficial Owner of at least 80% of the voting power of the outstanding voting securities of Harris or of an entity that survives any merger or consolidation of Harris or any direct or indirect subsidiary of Harris; and "Person" shall have the meaning given in
Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include Harris or any of its subsidiaries, a trustee or other fiduciary holding securities under an employee benefit plan of Harris or any of its Affiliates, an underwriter temporarily holding securities pursuant to an offering of such securities, or a corporation or entity owned, directly or indirectly, by the stockholders of Harris in substantially the same proportions as their ownership of stock of Harris.

         "Confidential Information" means any and all information and material proprietary to Harris or not generally known or available to the public in which Harris has any interest or rights now or in the future, including without limitation Harris's business strategies, client lists, supplier lists, partners, agreement terms, pricing, databases, products, designs, processes, systems, methods; trade secrets, know-how, data, technical plans, drawings, information, inventions, formulas, technology and anything else that might be construed as proprietary or confidential in nature. Confidential Information shall not include information and material (i) publicly available through no action by Black, (ii) released by Harris with a written waiver of confidentiality, (iii) lawfully obtained from third parties, or (iv) previously known or developed by third parties independently of Harris and Black provided that such knowledge or development can be independently substantiated.

         "Disability" shall mean a disability that would, after the passage of any applicable waiting period, entitle Black to coverage under Harris's long term disability insurance policies covering executive employees ("Disability Policies").



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         "Good Reason" means: (a) material breach of Harris's obligations hereunder provided that such breach continues after Black has given Harris fifteen days written notice specifying the same in reasonable detail, or (b) Harris's continued assignment to Black of substantial duties that are inconsistent with those described in Section 3 hereof after fifteen days written notice of objection by Black specifying the same in reasonable detail.

         "Termination Date" means (a) the earlier of (i) December 31, 2003, (ii) the date of Black's death, and (iii) the date on which Black's employment is terminated under Section 7(c), or (b) a later date, if any, to which such date is extended by mutual agreement of the parties.

         2. Employment. Harris shall employ Black, and Black accepts employment from Harris, as Chairman and Chief Executive Officer of Harris.

         3. Duties.

         (a) Through and including the Termination Date, Black shall perform such duties, consistent with those of his office, as may be reasonably requested from time to time by the Board of Directors. Among other duties and as so requested by the Board of Directors, Black's primary focus and efforts shall be
(i) to act as spokesperson for Harris in connection with, meet with, and otherwise assist Harris in its dealings with, the investment community, market research industry organizations, and potential strategic partners, (ii) to assist Harris with its relationships with major clients and potential clients,
(iii) to assist Harris in achieving conversion of existing clients from traditional to internet research methodologies, and (iv) to assist Harris with continued development and implementation of its research capabilities and methodologies as well as other strategic matters. In connection therewith, Black shall cooperate and coordinate with the executive officers of Harris including without limitation the President and Chief Operating Officer and the Group Presidents. Black shall report only to the Board of Directors (or a duly authorized committee thereof). Black acknowledges that the Board of Directors reserves the right in its sole discretion to modify Black's title to any one or more of Chief Executive Officer, Chairman, Executive Chairman, or Chairman Emeritus, with a corresponding adjustment of his duties and efforts consistent with his changed office, provided, that it shall not be deemed a violation of this Agreement if, in connection with or after a Change in Control, the Board of Directors (or its successor following a Change in Control) modifies (or subject to Section 7(b), eliminates) Black's title, duties, or efforts so long as after any such modification any ongoing title or office is consistent with the status of a Chairman Emeritus and his duties and efforts, if any, are consistent with his changed title and office. Subject at all times to the authority and direction of the Board of Directors, Black shall have such authority as is reasonably necessary to carry out his duties hereunder.

         (b) Until the Termination Date, Black shall assist the Board of Directors in developing and implementing a senior management succession plan and other transition issues.

         (c) Until the Termination Date, Black agrees to devote the time and effort reasonably necessary to perform his duties. Black's principal office shall remain in the Rochester, New York metropolitan area, although the parties acknowledge that Black will be expected to undertake a reasonable amount of travel in furtherance of the duties described in Section 3(a).

         (d) Until and following the Termination Date, Black will act and communicate in a manner consistent with maintenance of the good will and positive internal and public perception of Harris.

         4. Board of Directors.

         (a) Black shall continue as a member of the Board of Directors of Harris until the earliest of (i) the expiration of his elected term(s) of office as a director, (ii) his resignation as a director, or (iii) his removal as a director pursuant to Delaware law and the Certificate of Incorporation and Bylaws of Harris.

         (b) During the term of this Agreement and for so long as he is receiving payments under Section 5(a)(iii), Black shall not be entitled to compensation for services as a director applicable only to non-employee directors of Harris.



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         5. Payment and Provision of Benefits to Black. Subject to and in
consideration of Black's compliance with this Agreement, and in lieu of any and all other compensation and benefits whether pursuant to agreement, company policy or otherwise (except as otherwise required by law):

         (a) Harris shall provide to Black:

                  (i) his Base Salary through and including the Termination Date, payable in monthly installments on the last business day of each calendar month,

                  (ii) Bonus under the existing bonus programs applicable to Black for the current fiscal year, and any other programs approved by the Compensation Committee of Harris's Board of Directors applicable to executive employees, pro rated for the period through and including the Termination Date,

                  (iii) following the Termination Date (unless Black's employment shall have been validly terminated under Section 7(c)), payments in consideration of his continuing obligations under Sections 3(d), 9, and 11 hereof equal to two times his Base Salary payable in twenty-four equal monthly installments commencing on the first day of the first month following the Termination Date,

                  (iv) health and dental insurance benefits comparable to those then provided to other executive employees of Harris, subject to the same co-pay, deductibles, and the like applicable to such executive employees, through and including the Termination Date,

                  (v) following the Termination Date (unless Black's employment shall have been validly terminated under Section 7(c)), coverage by Harris's health and dental insurance plans, or if such coverage is not available, reimbursement for health and dental insurance benefits obtained by Black, in an amount equal to the amount then paid by Harris for such benefits for other executive employees and subject to the same co-pay, deductibles, and the like, commencing the day after the Termination Date and continuing through and including Black's sixty-fifth (65th) birthday (provided, that Harris and Black shall cooperate to take such steps as are reasonably practical to qualify Black for continued coverage by Harris's health and dental insurance plans following the Termination Date),

                  (vi) term life insurance and long and short term disability coverage under policies of general applicability to Harris's executive employees, through and including the Termination Date,

                  (vii) a car allowance of $700 per month through and including the Termination Date, and

                  (viii) participation to the extent he is otherwise eligible therefor in Harris's 401(k) Plan and Employee Stock Purchase Plan, through and including the Termination Date.

         (b) Through and including the Termination Date, Harris will maintain the existing $300,000 whole life insurance policy on Black's life issued by the Prudential Insurance Company, and the existing $1,000,000 term life insurance policy on his life issued by the Prudential Insurance Company. At Black's election, exercised by giving written notice to Harris before or within thirty days after the Termination Date, Harris will transfer to Black ownership of and beneficial interests in such policies. Prior to any such transfer, Harris may receive a distribution of the cash value of such policies and after any such transfer Harris shall have no further obligations, including without limitation obligations to pay premiums, with respect to such policies. If Black does not elect to have such policies transferred to him, Harris shall be free to retain, cancel, change beneficiaries of, or otherwise deal in any manner with such policies.

         (c) Through and including the Termination Date, Black shall continue to accrue, and may use, vacation time in accordance with company policy. Subject to company policy regarding limitations on carry-over of vacation time, Harris shall pay Black all of his vacation time accrued and unused, as well as reimbursement for ordinary and customary business expenses incurred through and including, the Termination Date.



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         (d) If a Disability of Black occurs prior to the Termination Date, then during the period that Black is receiving disability payments under Harris's Disability Policies: (i) until and including the Termination Date, such disability payments shall be in lieu of any payments to which Black would be otherwise entitled under Section 5(a)(i) and, to the extent applicable to such period, payments to which Black would be otherwise entitled under Section 5(a)(ii) hereof; and (ii) following the Termination Date, the monthly payments otherwise due Black under Section 5(a)(iii) shall be reduced by an amount equal to any monthly disability payment to which he is entitled under the Disability Policies for the month in which such Section 5(a)(iii) payment is made.

         (e) Harris shall reimburse Black for his attorney fees and disbursements related to the transactions contemplated by this Agreement up to a maximum of $30,000.

         (f) All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

         (g) If a Change of Control shall have occurred, then (i) notwithstanding anything to the contrary in Section 7(c) hereof or otherwise, but subject to Black's continuing obligation to comply with Sections 3(d), 9, 10, and 11 hereof, Black shall in all events be entitled to the payments and benefits described in Sections 5(a)(iii) and 5(a)(v) hereof, and (ii) in addition to any other rights he may have hereunder, Black may elect by notice to Harris, to receive all amounts not yet paid under Section 5(a)(iii) in a lump sum, payable on the later of ten days after such notice is given or the Termination Date.

         6. Research Activities. For a period of two years after the Termination Date, Black shall have access to and a fully paid, irrevocable license to use, existing Harris research data without charge for the purpose of preparing books and articles based on this research, giving appropriate credit to Harris. Following the Termination Date, if Black so requests, Harris shall continue to provide to Black, without charge, such secretarial and technical support as the Board of Directors of Harris shall deem reasonable in connection with the research then being conducted. In addition, prior to a Change of Control Harris shall give fair consideration to any appropriate requests by Black for additional internet data collection in connection with such research, provided the same can be accomplished without undue cost or disruption to Harris. Section 10 hereof shall not apply to any intellectual property developed or created by Black in connection with the post-Termination Date activities described herein, all of which shall be and remain the property of Black; provided, however, intellectual property developed or created by Harris shall remain the property of Harris and Harris shall have a fully paid, irrevocable license to use the intellectual property developed or created by Black based in whole or in material part on Harris research and intellectual property in connection with its business or operations, giving appropriate credit to Black. In case of conflict between the provisions of this Section 6 and Section 9 or Section 11, the provisions of Section 9 and Section 11 shall be controlling.

         7. Termination.

         (a) Harris reserves the right to terminate Black's employment at any time with or without Cause, and Black reserves the right to terminate his employment at any time with or without Good Reason and in any of such events, neither party shall have any further obligation to the other under Section 2 or
Section 3 hereof.

         (b) If Harris terminates Black's employment without Cause or Black validly terminates his employment for Good Reason prior to the Termination Date, Harris shall nonetheless remain liable for, and pay or provide to Black, all of the payments and benefits specified in Section 5 through the Termination Date, and thereafter as specified in Section 5(a)(iii) and Section 5(a)(v).

         (c) If Harris validly terminates Black's employment with Cause or Black terminates his employment without Good Reason (including by death) prior to a Termination Date that occurs other than by operation of this Section 7(c), Harris's obligations under Section 5 shall be cancelled and of no further effect as of the Termination Date, but Harris shall remain liable to pay Black all amounts accrued hereunder prior to the Termination Date. The cessation of employment of Black shall not be deemed to be for Cause unless and until there shall have been delivered to Black a copy of a resolution adopted by the affirmative vote of a majority of the entire membership of the Board of Directors after at least five business days notice is provided to Black and Black is given an opportunity,


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together with counsel, to be heard by the Board of Directors of Harris at a meeting (which may be by telephonic conference call), finding that in the good faith opinion of the Board of Directors of Harris Black is guilty of the conduct described in the definition of Cause and describing in reasonable detail the particulars thereof. The cessation of employment of Black shall not be deemed to be for Good Reason unless and until Black shall have provided to Harris at least five business days' notice describing in reasonable detail the particulars thereof.

         8. Non-Compete Agreement. The Non-Compete Agreement and any other understandings or agreements between Harris and Black related to the terms and conditions of his employment are hereby terminated, shall have no further force and effect, and are replaced hereby.

         9. Confidentiality. During the course of his employment, Black may have access to, develop, or otherwise be exposed to or aware of Confidential Information. Black acknowledges that the Confidential Information must be kept strictly confidential. During and after termination of Black's employment by Harris Black agrees: (a) to take every reasonable precaution to safeguard and treat the Confidential Information as confidential, (b) not to disclose the Confidential Information to any third party except as part and in furtherance of the business of Harris, and (c) not to disclose or use the Confidential Information in any manner that would not be in furtherance of the interests of Harris.

         10. Ownership of Intellectual Property. During Black's employment with Harris prior to the date hereof, Black individually or with others may have been involved in the development, invention, or creation of proprietary material, methods, intellectual property, inventions, or technology including without limitation items or materials that may be patentable, and during his future employment with Harris, Black individually or with others may be involved in the same. All such materials, methods, intellectual property, inventions, and technology are developed on behalf of Harris and in the course of Black's employment by Harris, and Harris shall be the sole and exclusive owner thereof and shall have all proprietary rights therein. Black shall execute and deliver any assignments, licenses, or other agreements necessary or desirable from time to time to give Harris the full benefit of such ownership.

         11. Non-Competition.

         (a) Prior to the Termination Date, Black shall not, directly or indirectly in any capacity (including among others as a director, officer, employee, agent, consultant, partner or equity owner of any entity, except as owner of less than 5% of the shares of the publicly traded stock of a corporation), compete in any manner with Harris.

         (b) During the two-year period following the Termination Date, Black shall not, directly or indirectly in any capacity (including among others as a director, officer, employee, agent, consultant, partner or equity owner of any entity, except as owner of less than 5% of the shares of the publicly traded stock of a corporation), compete with Harris. Without limitation, Black shall not competitively solicit or otherwise deal in a competitive way with any of the clients or customers of Harris as of the time of his termination (including any client to whom Harris has sold services or products in the two years prior to termination and any prospective client or customer who has been targeted or approached by Harris within the previous six months) with respect to any services or products competitive with those of Harris, or which otherwise directly or indirectly in any manner compete with Harris in any line of business carried on or planned by Harris during Black's employment.

         (c) Black acknowledges that damages for any breach of this Section 11 will be difficult, if not impossible, to calculate and that legal remedies for breach of this provision will be inadequate. Therefore, Harris shall be entitled to obtain injunctive relief to enforce this provision in addition to any other remedy at law or equity including termination of payments hereunder.

         12. Related Agreements/Further Assurances. The parties agree to mutually cooperate in the execution and delivery of any documents and agreements, and in the taking of any actions, reasonably necessary or desirable to effectuate the purposes of this Agreement. Among others and as a condition of the post Termination Date benefits to be provided hereunder, on the Termination Date Black shall deliver to Harris a release in favor of Harris in the form attached hereto as Exhibit A.



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         13. Notices. Any notice or demand upon any party hereto shall be deemed to have been sufficiently given or served for all purposes hereof when in writing and delivered in person or by nationally recognized overnight courier with receipt requested, or three business days after it is mailed certified mail postage prepaid, return receipt requested, addressed to the address shown in the preamble to this Agreement or to such other address as may be designated by any party by notice given to the other in the manner described in this Section 13, and in the case of notice to Harris, with a copy given or served in the same manner addressed to Beth Ela Wilkens, Harris Beach LLP, 99 Garnsey Road, Pittsford, New York 14534, and in the case of Black, with a copy given or served in the same manner addressed to Douglas E. Barzelay, Patterson Belknap, Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York 10036.

         14. Representation/Drafting. Each of the parties acknowledges that it has been represented by legal counsel in the negotiation and drafting of this Agreement, that this Agreement has been drafted by mutual effort, and that no ambiguity in this Agreement shall be construed against either party as draftsperson.

         15. Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the respective heirs, legal representatives, successors, and assigns of the parties hereto.

         16. Term. The term of this Agreement shall commence on the date hereof and shall expire on the Termination Date, except that the obligations provided in Sections 3(d), 4(b), 5(a)(iii), 5(a)(v), 5(b), 5(f), 5(g), 6, 8, 9, 10,
11(b), 11(c), 12, 14, 15, 16, 17, 18, 19, and 20 shall survive and be continuing in accordance with their terms, and except that any financial obligation accrued prior to the Termination Date shall survive until discharged by the payment thereof.

         17. Governing Law. This Agreement shall be construed under and governed by the laws of the State of New York, without reference to principles of conflicts of laws. The parties hereto consent to exclusive venue in the courts of the State of New York sitting in Monroe County, or in the United States District Court, Western District of New York with respect to any dispute regarding the subject matter hereof. If any legal action is commenced to enforce or interpret the provisions of this Agreement, or to recover damages for its breach, all reasonable legal fees, disbursements, and court costs paid or incurred by the prevailing party arising out of or resulting from such action or proceeding shall be reimbursed by the other party to the prevailing party in such action or proceeding.

         18. Entire Agreement/Waivers. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall not be modified or amended except in writing signed by both of the parties. No waiver of any breach of this Agreement shall be a waiver of any preceding or succeeding breach, and no waiver of any right under this Agreement shall be construed as a waiver of any other right. Harris and Black shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

         19. Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions shall continue in full force and effect.

         20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute the same Agreement.

                            [Signature pages follow]




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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                            HARRIS INTERACTIVE INC.



                                            By: /s/ BRUCE A. NEWMAN
                                                    -------------------------
                                            Title:  Chief Financial Officer,
                                                    Secretary and Treasurer
                                                    -------------------------




                                                /s/ GORDON S. BLACK
                                            ---------------------------------
                                                    GORDON S. BLACK